Exhibit 99.2

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

The Board of Directors

UCP, Inc.

99 Almaden Boulevard, Suite 400

San Jose, California 95113

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated April 10, 2017, to the Board of Directors of UCP, Inc. (“UCP”) as Annex C to, and reference thereto under the headings “SUMMARY — Opinion of UCP’s Financial Advisor” and “PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT — Opinion of UCP’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed transaction involving UCP and Century Communities, Inc. (“Century”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Century (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

May 5, 2017